Exhibit 99.1

105 Norton Street • PO Box 271 • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC REPORTS VERY STRONG RESULTS FOR THE FOURTH QUARTER FISCAL 2006

•	Revenue increased by 95 % over Q4 2005
•	Net Income increased by $300,000 over Q4 2005
•	Improved financing agreement

Newark, New York - November 6, 2006 - IEC Electronics, Corp., (IECE.OB) reported results today for its fiscal fourth quarter, which ended September 30, 2006.

Revenues increased to $8.1 million for the fourth quarter of fiscal 2006 as compared with $4.1 million for the fourth quarter of fiscal 2005. Operating Income for the fourth quarter of fiscal 2006 was $447,000 or 5.5% of sales, as compared with operating income of $58,000 or 1.4% of sales for the fourth quarter of fiscal 2005. Net Income for the fourth quarter of fiscal 2006 was $352,000 or $0.04 per share, as compared with net income of $52,000, or less than $0.01 per share for the fourth quarter of fiscal 2005. Full year results for fiscal 2006 and 2005 are attached.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We are pleased with the results for the fourth quarter. The increased business brings the Company to the highest level of quarterly sales in over three years, and barring unforeseen events we expect sales and profitability to continue to show quarterly improvements over the same period from the previous year.

We continue to add new customers and experience growth from existing customers. Our backlog is also the largest it has been in three years. This growth has not come without challenges. Since June we have added more than 100 employees throughout the organization. Adding that number in a short period of time strains all parts of the Company. This pressure will continue through next quarter.

We are also pleased that we have been able to renegotiate our loan agreement with Keltic Financial LLC to increase our borrowing capacity and to reduce our associated borrowing costs.
The Company is moving in the right direction, and we continue to believe we are creating future value for our shareholders and opportunities for our employees.”

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s fourth quarter 2006 results can be found on its web site at www.iec-electronics.com/4th-quarter06release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan IEC Electronics Corp. (315) 332-4262
 hkeenan@iec-electronics.com